UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2007

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 3, 2007, Tim Hortons Inc. issued a press release containing financial information relating to its first quarter results and certain other information. The press release is attached hereto as Exhibit 99.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 3, 2007, the Board approved its newest members to serve on the following Board Committees. Ms. Atkins, appointed to the Board on March 6, 2007, and Mr. Lederer, appointed to the Board on February 5, 2007, will serve on the Nominating and Corporate Governance Committee. Mr. Lederer will also serve on the Human Resource and Compensation Committee. Mr. Miller, appointed as well on February 5, 2007, will serve on the Audit Committee. With the expiration of the term of Mr. Lewis, Mr. Wayne Sales has been appointed as Chair of the Human Resource and Compensation Committee. Mr. Lewis previously expressed his intent not to seek re-election as he will remain on the board of directors of Wendy’s International, Inc.

Item 7.01	Regulation FD Disclosure.

The Company will host its quarterly conference call to discuss first quarter results on May 3, 2007 (today) at 4:30 p.m. (Eastern). Investors and the public may listen to the conference call in the manner described in the Company’s press release attached hereto as Exhibit 99.

The Company will also hold its Annual Shareholders’ Meeting on Friday, May 4, 2007 at 10:00 a.m. (Eastern) at Theatre Aquarius, 190 King William Street, Hamilton, Ontario, Canada. A live webcast of the event will be available at www.timhortons.com through the Investors tab.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99 Press release issued by the Company dated May 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: May 3, 2007	By:	/S/ DONALD B. SCHROEDER
Donald B. Schroeder, Executive Vice President and Secretary